Exhibit 10.10

Cooperation Agreement for Bank-Dealer Payment Services

By and between

Wing Lung Bank Ltd.

And

HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd.

June, 2013

Party A: Wing Lung Bank Ltd.

Address: 45 Des Voeux Road Central, Hong Kong

Post code:

Principal-in-charge: KUNG CHI MING (龚志明)

Contact person:

Telephone: 852-28268361

Fax:

Party B: HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd.

Address: Room 2003, 20/F, Hutchison House, 10 Harcourt Road, Central, Hong Kong

Post code:

Principal-in-charge: DI XIAO (肖迪)

Contact person:

Telephone: +86 13064755468

Fax:

Party A and Party B (the “Parties”) have reached the following agreement on the cooperation for payment services through amicable negotiation.

Chapter I   Principles for Cooperation

Article 1      The Parties shall lawfully conduct the operations, actively promote their cooperation and safely and properly provide the transactional payment platform for the “bank-dealer payment services” in accordance with the applicable laws, ordinances and regulations of Hong Kong Special Administrative Region.

Article 2      No advance payment by the bank. All the bank-dealer payments are settled with actual funds, and Party A will not provide any advance payment for Party B or any third party during the settlement of funds.

Article 3      Centralized management and uniform clearance. After the Parties are connected with a special cable, the Parties shall first transmit all the information related to the bank-dealer payment services to their respective computer system via their respective intranet, and then complete the transmission and process of data via the link between their computer systems (hereinafter the “Bank-Dealer Payment Service System”), so as to realize “one link, uniform clearance and centralized management”. Party B shall use the Special Settlement Account (as defined below) for the bank-dealer payment services provided by Party A.

Article 4      The bank-dealer payment service referred in this Agreement means that Party A acts as the settlement bank specified by Party B and Party B’s clients (hereinafter the “Traders”) and completes the settlement of funds between the Trader Settlement Account (as defined below) opened by the Traders with Party A and the Special Settlement Account (as defined below) opened by Party B with Party A as instructed by Party A or the Traders.

Chapter II   General Terms and Conditions

Article 5      The Special Settlement Account of Party B refers to the settlement account opened by Party B with Party A for the settlement of funds with the Traders (hereinafter referred to as the “Special Settlement Account”).

The Trader’s Bank Settlement Account refers to the settlement account opened by the Traders with Party A; the Trader may specify the savings account of HK dollars, US dollars or RMB yuan as the bank settlement account for the settlement of funds between it and Party B (hereinafter the “Trader Settlement Account”).

The transaction fund account of the Traders refers to the account opened by the Traders with Party B for the settlement of funds for registered transaction of goods, profit and loss, transaction deposits and commissions, etc. (hereinafter the “Transaction Fund Account”). Party A will not be involved in the operations of the Transaction Fund Account.

Article 6      Before applying to Party A for establishing the bank-dealer payment service relationship, the Traders must first successfully open the Transaction Fund Account with Party B, then open the Bank Settlement Account with Party A in accordance with Article 5 hereof, and then register and start the bank-dealer payment service through Party A’s online banking services.

To apply for establishing the bank-dealer payment service relationship, the Trader must provide all the necessary data required by Party A for its examination. An individual or institutional Trader must, while verifying the online banking service of the Bank Settlement Account, enter the verification password generated by the security code machine (provided by Party A after opening the Bank Settlement Account), and Party A starts the bank-dealer payment services only after the password is confirmed by Party A’s system.

Article 7     The bank-dealer payment services mainly include the following contents:

(i)          The Parties accept the applications for establishing or cancelling the bank-deal payment services from the Traders;

(ii)         The Traders transfer funds between the Trader Settlement Account and the Special Settlement Account. (1) When the Trader places an order with Party A to transfer funds from the Trader Settlement Account to the Special Settlement Account, Party A shall transfer the funds one by one on the real-time basis according to the Trader’s order; Party A only accepts the order to transfer funds from the Trader Settlement Account to the Special Settlement Account placed by the dealers via the online banking service. After receiving the order to transfer fund, Party A shall notify Party B via the real-time data transmission over the cable, and notify Party B of the fund paid to the Special Settlement Account for the whole day and other data via the data transmission; (2) When Party B places an order with Party A to transfer funds from the Special Settlement Account to the Trader Settlement Account via the cable, the order shall be deposited into the bank’s settlement account via Party A’s day-end system. Party B hereby agrees that the order to transfer fund shall be deemed that Party B approves and unconditionally authorizes Party A to transfer fund from its Special Settlement Account to the Bank Settlement Account, and Party B shall not raise any objection. After receiving Party B’s order to transfer fund through the cable, Party A will handle the transfer of fund from the Special Settlement Account to the Bank Settlement Account at the day-end system, and send the confirmation information of that day’s fund deposited to the Bank Settlement Accounts to Party B via the cable; and Party B shall verify and confirm the information with Party A via the cable.

Chapter III   Party A’s Rights and Obligations

Article 8      Party A is responsible for establishing and maintaining the bank’s terminal of the Bank-Dealer Payment Service System, ensuring the connection of Party B’s data cable to the system, unless Party A is unable to perform the above obligation due to any act or omission of Party B or a force majeure event.

Article 9      Party A is responsible for the system development, equipment purchase, installation and testing, operation and maintenance, etc required for the bank’s terminal of the Bank-Dealer Payment Service System as well as the expenses on the communication route with its branches.

Article 10     Party A is responsible for the establishment and cancellation of the bank-dealer payment services, the transfer of fund in accordance with the relevant provisions of this Agreement as well as the query services on transaction results related to the relevant transactions.

Article 11     While accepting the Trader’s application for the bank-dealer payment services and providing the bank-dealer services, Party A shall follow the standard procedure for opening bank accounts and perform the obligations of data examination, including verifying the dealer’s identification and knowing the client, etc. in accordance with its general requirements and process.

Article 12    When the Trader places an order of fund transfer from the Trader Settlement Account to the Special Settlement Account, Party A shall be responsible for verifying whether the Trader Settlement Account has sufficient fund. If there is not sufficient fund, Party A will refuse to perform the Trader’s order to transfer fund from the Trader Settlement Account to the Special Settlement Account. In any cases, all the responsibilities and disputes between the Trader and Party B arising from the transactions or any other reasons shall be claimed and resolved between Party B and the Traders, and Party A will not be liable or undertake any responsibility.

Chapter IV   Party B’s Rights and Obligations

Article 13     Party B shall pay the cost of equipment purchased by Party A for initial project development; however, Party B does not have any ownership of the various hardware or software purchased by Party A. All the equipment shall be owned and monitored by Party A, to which Party B has no any objection.

Party B shall pay the rent for all the leased cable (the initial lease term shall be two years) subject to the price quoted by the telecommunication provider. The cable shall be used for the connection between Party A and Party B’s sites for production/disaster prevention/testing. Party A will contact Party B for the payment of the relevant rent once each year.

Article 14     Party B is responsible for the system construction and maintenance of the exchange’s terminal of the Bank-Dealer Payment Service System, and ensures its connection to Party A’s computer system. Party B shall undertake all the expenses related to the application, use and maintenance of the required cable connected with Party A’s system.

Article 15     Party B is responsible for the system development, equipment purchase, installation and testing, operation and maintenance, etc required for the exchange’s terminal of the Bank-Dealer Payment Service System as well as the relevant expenses.

Article 16     Party B is responsible for controlling the transferable amount of fund under the order of fund transfer from the Special Settlement Account to the Trader Settlement Account, and ensuring that there is sufficient fund in its Special Settlement Account opened with Party A.

Article 17     The sale and purchase relationship between Party B and the Trader is applicable to Party B and the Trader only; while Party A only provides the bank-deal payment service and is not involved in or does not undertake any responsibility for any sale or purchase between Party B and the Trader.

Article 18     The transferable amount of fund in Trader’s Transaction Fund Account opened with Party B, the limit of transferable amount at each single time, the accumulative transferable amount in each single day and the accumulative times of transfers in a single day shall be controlled by Party B. Any dispute or controversy arising therefrom between Party B and the Trader shall be resolved by Party B independently with the Trader.

Article 19     Any fund returned by Party B to the dealer shall be returned to the Trader’s Trader Settlement Account. If the Trader’s Trader Settlement Account has been cancelled or encounters any other problem, Party B may return the fund to another account only after providing Party A with the Trader’s written confirmation.

Article 20     Party B shall timely pay the service fee for the bank-dealer payment service and other relevant charges agreed upon between the Parties. The specific fee standard shall be further provided by the Parties.

Chapter V   Verification of Accounts and Treatment of Errors

Article 21     To facilitate the timely settlement of fund between the Parties, Party B must ensure that there is sufficient fund in its Special Settlement Account for the current day’s settlement. If there is no sufficient fund in Party B’s account, Party A will refuse to perform the order of fund transfer from the Special Settlement Account to the Trader Settlement Account, and Party B shall undertake all the consequences arising therefrom and the damages payable to the Trader.

Article 22     The Parties shall establish the data verification system, with all the accounts subject to the data provided by Party A, unless otherwise prescribed hereunder. Party A shall transmit the electronic statements (only including the fund transfer conducted via the Bank-Dealer Payment Service System) to Party B at the end of each transaction day, with the specific time of transmission further determined by the Parties. If Party A is unable to send the electronic statement in a normal way, it shall notify Party B via telephone, fax or other communication method. If there is any error in the data, the Parties shall cooperate with each other to find out the reason. Party B may login in the online banking system to check the transaction records of the relevant Special Settlement Account or print the historical statements for account verification.

Article 23     If the Trader’s fund transfer order is not executed due to the systems of the Parties, Party B shall notify the Trader of such failure.

Article 24     The service time of the bank-dealer payment shall be 08:00-16:00, from Monday till Friday (business days of Hong Kong banks). The Traders may not perform or place orders for the bank-dealer payment service outside the service time. The comprehensive limit for daily fund transfer between Party B and each Trader shall not exceed HKD1, 000,000.00 (or HKD equivalents).

Chapter VI   Connection of System

Article 25     Party B shall comply with the interface standard provided by Party A. Each of the Parties shall develop its own interface software respectively, strictly observe the confidentiality agreement and configure the necessary hardware and equipment and pay its own expenses; however, all the cost of cable and the communication fee involved in the networking between Party A and Party B shall be paid by Party B.

Article 26     After the Parties’ systems are connected, the data communication between the Parties shall be conducted via transmission of encrypted data. The order transmitted via the data cable between the Parties and the encrypted data shall have the same legal effect.

Article 27     When Party A or Party B improves or upgrades its system, if it may affect the other Party’s interface or data, it shall negotiate with the other party 30 business days in advance for a proper resolution.

Article 28     The Parties shall closely cooperate with each other to ensure the smooth and safe transmission of data, and prevent the errors, omissions and time lags of data transmission; if there is any abnormal situation, the Parties shall negotiate for a resolution as soon as possible.

Article 29     The Parties shall establish the data backup, troubleshooting, disaster recovery and emergency response system, ensure the normal operation of the bank-dealer payment service and faithfully ensure the fund safety for the clients.

Chapter VII    Confidentiality Obligations

Article 30     Party A and its personnel shall undertake the confidentiality obligation for the Trader’s exchange terminal information and the Trader’s fund transfer information; Party B shall undertake the confidentiality obligation for the Trader Settlement Account information, the Trader’s fund transfer information and the relevant information of Party A obtained from the bank-dealer payment service, and may not disclose such information to any third party without Party A’s approval, unless otherwise required by the law, ordinances and relevant regulatory rules.

Article 31     Both the Parties shall maintain the confidentiality of the information obtained due to the performance of this Agreement, including the other Party’s design scheme of new products (or systems) and significant business decision, etc. and may not, without the other Party’s prior approval in writing, provide them to any third party or use them for any other purpose outside this Agreement, unless otherwise required by the law, ordinances and relevant regulatory rules.

Article 32     The original files, transaction data, account information and account verification data generated during the operation of the bank-dealer payment service system shall be stored by the Parties respectively, with the period and method of storage no less than the minimum requirements under the relevant ordinances. All the above files and other relevant files and data provided between the Parties shall be confidential information, and may not be provided to any third party without the other Party’s prior approval in writing, unless otherwise required by the law, ordinances and relevant regulatory rules.

Article 33     The confidentiality agreement under Articles 30 to 32 hereof shall remain in force and survive the termination or expiry of this Agreement.

Chapter VIII   Liability for Breach of Contract and Dispute Resolution

Article 34     All the errors, accidents and cases occurred during the performance of this Agreement shall be resolved through negotiation in accordance with the law, ordinances and systems of Hong Kong Special Administrative Region. If there is any economic loss, the Party at fault shall undertake the compensation responsibility.

Article 35     Both the Parties shall enhance the safety and security of their respective computer systems, and strictly implement the authorization management. If the normal business operation is affected by the system failure, equipment failure, communication failure, shutdown of electricity and other accidents or natural disasters, war or force majeure events or there is any business error arising therefrom, neither Party will undertake any responsibility for the losses that may be suffered by the client, provided they shall work together to take emergency measures to eliminate the failures.

Article 36     During the performance of this Agreement, if the regulatory authority or the relevant ordinance or regulation is changed and thus affects the performance of this Agreement, the Parties shall negotiate with each other for the corresponding modification of this Agreement.

Article 37     If there is any question on this Agreement, the Parties shall negotiate for a resolution in the principle of good faith and long-term cooperation.

Article 38     If Party A breaches this Agreement due to the relevant agreement between it with the Trader, Party A shall undertake the relevant responsibility; if Party B breaches this Agreement due to the relevant agreement between it with the Trader, Party B shall undertake the relevant responsibility.

Chapter IX   Liability and Indemnification

Article 39     Party B, on behalf of itself and the Trader, hereunder jointly and severally indemnifies Party A and its agents from all the losses and damages for all the lawsuits, legal procedures, claims, requests, reasonable expenses and cost arising from or related to the services provided under this Agreement, unless otherwise attributable to Party A’s negligence or intentional breach of contract or fraud.

Article 40     Party A shall not be liable for any loss or damage or failure to or delay in the performance of its obligations hereunder that are directly or indirectly arising from an event or circumstance that is beyond Party A’s reasonable control.

Chapter X   Termination

Article 41   This Agreement shall be valid for three years from the effective date when both the legal representatives of the Parties or their authorized agents have signed the Agreement and affix their respective company seals. This Agreement shall be renewed each time for another three years if neither Party raises any objection to the renewal within thirty days prior to its expiry. This Agreement shall remain in force until either Party gives the other Party at least a thirty-day written notice of termination; however, in the following circumstances, either Party may notify the other Party to terminate the Agreement immediately:

(i)          Any Party has disrupted or breached any material term of this Agreement and fails to correct its action within thirty days after the service of a written notice requesting for corrections;

(ii)         Any Party enters into liquidation, or becomes bankrupt or is unable to pay its debts or become insolvent, or it passes a resolution on dissolution or is subject to a request for liquidation, or any of its assets is assigned the receiver or bankruptcy trustee or other similar personnel.

Article 42     Any termination of this Agreement in accordance with this Article shall not affect any of the rights, obligations or responsibilities incurred prior to the termination of this Agreement.

Chapter XI   Miscellaneous

Article 43     The Parties shall formulate their management systems and operational procedures on the basis of the business processes, and properly implement their respective employee training, so as to ensure the compliance of business operations.

Article 44     The Parties’ advertisements on the bank-dealer payment service in mass media must be true and reliable; if the content or form of any advertisement involves the other Party, it shall be implemented only after approved by the other Party.

Article 45     After this Agreement enters into force, neither Party may refuse to perform its obligations hereunder by reason of the change of its company name or legal representative, principal-in-charge or contact person, etc. Any matter not prescribed in this Agreement may be resolved between the Parties through further negotiation.

Article 46     Both the Parties promises to maintain intimate and comprehensive cooperation relationship in the relevant business areas, e.g. Party B may offer Party A the priority while selecting the support bank, and Party A may offer Party B the priority while selecting the partners for the bank-dealer comprehensive business; and their cooperation may grow in line with the development of market and businesses.

Article 47     This Agreement is signed in two copies, with each Party holding one copy, and both the copies are equally effective.

Chapter XII   Applicable Law

Article 48     This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong Special Administrative Region. Both the Parties hereby irrevocably accept the court of Hong Kong Special Administrative Region as the non-exclusive governing court.

Party A (Company Seal): (Seal of Wing Lung Bank Ltd.)	Party B (Company Seal): (Hong Kong Takung Assets and Equity of Artworks Exchange Co., Ltd.)
Legal representative (or authorized agent): (Signature)	Legal representative (or authorized agent): (Signature)
Signing date: August 20, 2013	Signing date: July 2, 2013